102 South Main Street

Greenville, SC 29601

864.421.1068

Date: Release Time:	March 5, 2007 Immediate

THE SOUTH FINANCIAL GROUP NAMES JAMES GORDON

AS CHIEF FINANCIAL OFFICER

GREENVILLE, SC – The South Financial Group, Inc. (NASDAQ: TSFG) announced that it has named James R. Gordon as Executive Vice President and Chief Financial Officer effective March 15th.

“We are very pleased to have James join The South Financial Group,” said Mack I. Whittle, Jr., Chairman, President and Chief Executive Officer of The South Financial Group. “James brings over 19 years of public accounting and banking experience as well as strong technical skills from serving as a Chief Accounting Officer and a Chief Risk Officer for larger regional banks. It’s an added plus that James has previously worked with Lynn Harton, Chris Holmes, and Tim Schools.”

Gordon joins The South Financial Group from HORNE LLP where he served as the firm’s Assurance Partner, SEC and Financial Institutions Services since 2004. Prior to joining HORNE, Gordon served as Chief Accounting Officer for National Commerce (prior to its merger with SunTrust Banks), Chief Risk Officer for Union Planters (prior to its merger with Regions Financial), and Assurance Partner at BDO Seidman. Previously, Gordon was a Partner at PricewaterhouseCoopers LLP where he began his career in public accounting and was a key member of their Global Financial Services Banking Group.

Timothy K. Schools today announced that he will resign from his position as the Company’s Chief Financial Officer to pursue other opportunities effective March 15th. Schools has agreed to remain with the Company through April 30th and assist with the transition.

Whittle commented, “While we are excited to have James join our team, I want to personally thank Tim for his initiative, leadership, and dedication. We have become a much stronger Company over the last three years, and Tim has been a key architect in driving the transition. We wish him continued success.”

“The past three years at The South Financial Group have been some of the most exciting and meaningful of my career. I will always appreciate the role Mack allowed me to play in transforming the Company, identifying and attracting new teammates, introducing certain profitability concepts and tools, and improving our merchant and treasury services businesses,” said Schools. “While I have enjoyed my time at The South Financial Group, I feel that it is the right time to pursue other business opportunities. Having previously worked with James Gordon, I recommended him for this position and can assure you the Company will remain in good hands.”

The South Financial Group, the largest publicly-traded bank holding company headquartered in South Carolina, ranks among the top 50 U.S. commercial bank holding companies in total assets. At December 31, 2006, it had approximately $14.2 billion in total assets and 167 branch offices in Florida, North Carolina, and South Carolina. TSFG focuses on fast-growing banking markets in the Southeast, concentrating its growth in metropolitan statistical areas. TSFG operates through two subsidiary banks: Carolina First Bank (NC, SC, and on the Internet as Bank CaroLine) and Mercantile Bank (FL). At December 31, 2006, approximately 47% of TSFG’s total customer deposits were in South Carolina, 39% were in Florida, and 14% were in North Carolina. Investor information is available at www.thesouthgroup.com.

CONTACT:

Mary M. Gentry, EVP – Investor Relations (864) 421-1068

Christopher T. Holmes, EVP – Director of Retail Banking (864) 255-8970

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